Exhibit 10.24.1
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Under 17 C.F.R. §§ 200.80(b)(4) and 203.406
FIFTH AMENDMENT TO LICENSE AGREEMENT No. A5029
     This Agreement, effective May 31, 2011, is between the University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at 223 Grinter Hall, Gainesville, Florida 32611 U.S.A. (hereinafter referred to as “UFRF), and Myriant Technologies Inc, a company duly recognized under the laws of the State of Delaware, and having its principal office at 2 Batterymarch Park, Suite 301, Quincy, MA 02169 (hereinafter referred to as “Assignee”).
     WHEREAS, UFRF and BioEnergy International LLC, a company duly organized under the laws of the State of Delaware, and having its principal office at 2 Batterymarch Park, Suite 301, Quincy, MA 02169 (hereinafter referred to as Licensee) entered into a license agreement No. A5029 effective February 2, 2006, (hereinafter “License Agreement”);
     WHEREAS, UFRF and Licensee amended the License Agreement by a First Amendment on October 6, 2006;
     WHEREAS, UFRF and Licensee amended the License Agreement by a Second Amendment on June 3, 2008;
     WHEREAS, UFRF and Licensee amended the License Agreement by a Third Amendment on June 8, 2009;
     WHEREAS, UFRF consented to the assignment of the License Agreement from Licensee to Assignee on July 10, 2009;
     WHEREAS, UFRF and Assignee amended the License Agreement by a Fourth Amendment on April 26, 2010;

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     WHEREAS, UFRF and Assignee (collectively “the Parties”) now wish to amend certain terms of the License Agreement;
     NOW THEREFORE, in consideration of the mutual covenants and agreement set forth below, the parties hereby amend the License Agreement as follows:
1.	Section 1.4 of the License Agreement is replaced in its entirety with the following:
1.4	“Net Sales” shall mean the amount invoiced on sales of Licensed Product and/or Licensed Processes by Licensee or Sublicensee after deducting, if not already deducted in the amount invoiced;
•	Trade and/or quantity discounts

•	Credits on returns and allowances

•	Outbound transportation costs paid
“Net Sales” shall not include the transfer of reasonable quantities of a Licensed Product to an Affiliate or Third Party for promotional purposes without charge. For the purpose of calculations of royalty payment, the Net Sales is not determined on the basis of output from the individual plants but it is based on the aggregated annual production of Licensed Product from all the manufacturing plants owned and, or operated either by Licensee or Sublicensee(s) throughout the world during that year.
2.	Section 1.6 of the License Agreement is replaced in its entirety with the following:
1.6	The term “Sublicensee” shall mean any Affiliate or Third Party to whom Licensee confers the right to make, use or sell Licensed Product and/or Licensed Processes.
3.	A new Section 1.11 with the following text is added to the License Agreement:
1.11	“Third Party” shall mean any person or entity other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
4.	Subsection 2.1.1 of the License Agreement is replaced in its entirety with the following:
2.1.1	License Under Licensed Patents

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UFRF hereby grants to Licensee an exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents, to make, have made, use and sell Licensed Products and/or to practice Licensed Processes. This grant of exclusive license shall allow the making, using and selling of Licensed Products and/or the practice of Licensed Processes by tolling facilities owned and operated by third parties under a written agreement with the Licensee or Sublicensee. UFRF reserves to itself and the University of Florida the right to make and use Licensed Products and/or Licensed Processes solely for their internal research, clinical, and educational purposes. In addition, UFRF reserves to itself, as well as to the University of Florida and to all non-profit research institutions (which other non-profit research institutions shall have no right to grant further sublicenses), the right to use materials that might be covered under Licensed Patents solely for their internal research, educational, and clinical purposes and to meet all applicable governmental requirements governing the ability to transfer materials.
5.	Subsection 2.2.1 of the License Agreement is replaced in its entirety with the following:
2.2.1.	Licensee may grant written Sublicenses to Affiliates on prior notice to UFRF. Licensee may grant written Sublicenses to Third Parties subject to UFRF prior review and consent which review and consent shall not be unreasonably withheld or delayed. Any agreement granting a Sublicense shall state that the Sublicense is subject to the termination provisions as defined in Section 9.8 of this Agreement. Licensee shall have the same responsibility for the activities of any Sublicensee as if the activities were directly those of Licensee.
6.	Subsection 2.2.2 of the License Agreement, including the additions to this section added in the Third Amendment is replaced in its entirety with the following:
2.2.2	In respect to Sublicenses granted by Licensee under Subsection 2.2.1, Licensee shall pay a royalty on Net Sales according to Subsection 4.2.1. In addition, Licensee shall pay UFRF (subject to Permitted Deductions provided that fair and commercially reasonable sublicense fees are paid to UFRF in conjunction with such transaction) [...***...] of any fees or other payments in consideration for any rights granted under a sublicense and such payments are not based directly upon the amount or value of Licensed Products sold by Sublicensee (Fees) up to [...***...]; [...***...] of any Fees between [...***...] and [...***...]; and [...***...] of Fees above [...***...]. Licensee shall not receive from Sublicensee anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF.

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7.	Subsection 2.2.3 of the License Agreement is replaced in its entirety with the following:
2.2.3	“Permitted Deductions” means: (i) funds received as consideration for equity purchases of Licensee’s securities by a Sublicensee at the fair market value of such equities, (ii) payments received by Licensee from any Sublicensee for purposes of paying Licensee for any future research requested by the Sublicensee, for development, testing, or engineering services actually undertaken by or for Licensee related to any Licensed Product or Licensed Process. For greater clarity, payment by a Sublicensee for future research expenses incurred by or for Licensee after the Effective Date for research which has not been requested by Sublicensee and has been conducted by Licensee as Licensee diligent pursuit of the Licensed Patents shall not be considered a Permitted Deduction.
8.	Subsection 4.2.1 of the License Agreement is replaced in its entirety with the following:
4.2.1	Royalty on Licensed Patents. In addition to other payments required by this Agreement, Licensee agrees to pay to UFRF as earned royalties a royalty calculated as a percentage of Net Sales of Licensed Products which, if not for this Agreement, would infringe Licensed Patents. The royalty is deemed earned as of the earlier of the date the Licensed Product and or Licensed Process is actually sold and paid (or the date an invoice is sent by Licensee or its Sublicensee(s). For each calendar year or partial calendar year during the term of this Agreement, Licensee shall pay royalties at the following rates based on the aggregate annual production of Licensed Products for all manufacturing by or on behalf of Licensee and Sublicensee(s): [...***...] of aggregate Net Sales for the first [...***...] pounds of Licensed Product during each calendar year; [...***...] of aggregate Net Sales between [...***...] and [...***...] pounds of Licensed Product during each calendar year, and [...***...] of aggregate Net Sales over [...***...] pounds of Licensed Product during each calendar year.
9.	Section 4.3 of the License Agreement is replaced in its entirety with the following:

Licensee agrees to pay UFRF an annual Minimum Royalty payment of [...***...] for the life of this Agreement. The Minimum royalty shall be paid in advance on a quarterly basis for each year in which this agreement is in effect. The first Minimum Royalty payment shall be due on June 30, 2011 and shall be in amount of $6,250. The Minimum Royalty for a given year shall be due in advance and shall be paid in quarterly

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installments on March 31, June 30, September 30, and December 31 for the following quarter. Any Minimum Royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the Minimum Royalties will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual Minimum Royalty due UFRF for other than the same calendar year in which the royalties were earned.
10.	Subsection 4.2.2 (Royalty Stacking) that was added in the Third Amendment is hereby eliminated in this Fifth Amendment.

11.	Section 4.5 (Deductions for Gene Bridges License) that was added in the Third Amendment is hereby eliminated in this Fifth Amendment.

12.	Section 10 of the License Agreement and as revised in the Fourth Amendment is replaced in its entirety with the following:

10. Assignability

This Agreement may be transferred or assigned by Licensee to an Affiliate of Licensee on prior notice to UFRF; provided, however, that Licensee shall remain liable to UFRF for the performance by such Affiliates of its obligations hereunder. The agreement may not be transferred or assigned to a Third Party by Licensee except with the prior written consent of UFRF and UFRF will not withhold such a written consent unreasonably. Licensee will provide to UFRF a copy of any documents that assign its rights and obligations to an Affiliate or another entity.

13.	Section 15.2 of the License Agreement is replaced in its entirety with the following:
15.2 If to Licensee:

Stephen J. Gatto
Chief Executive Officer
Myriant Technologies Inc
2 Batterymarch Park Suite 301
Quincy MA 02169-4801
Facsimile Number: 617-657-5210
14.	All other provisions of the License Agreement shall remain in full force and effect and unmodified by this amendment.

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15.	The amendment shall be executed in duplicate and shall be referred to as the Fifth Amendment No. A5029.
IN WITNESS WHEROF, the PARTIES hereto have duly executed this Fifth Amendment to the License Agreement No. 5029 on the dates indicated below.
University of Florida Research Foundation, Inc.

By	/s/ David L. Day	DATE: May 26, 2011

David L. Day
Director, Office of Technology Licensing

Myriant Technologies Inc.

By	/s/ Stephen J. Gatto	DATE: May 31, 2011

Stephen J. Gatto
Chief Executive Officer

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